Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made and entered into by and between Enchira Biotechnology Corporation, a Delaware corporation (the “Company”), and Peter P. Policastro, Ph.D. (the “Employee”), as of this 22nd day of March, 2002, to be effective as of January 1, 2002.

WHEREAS, the Employee and the Company entered into that certain Employment Agreement dated December 4, 1998 (the “Agreement”); and

WHEREAS, the Employee and the Company desire to amend the Agreement to revise certain provisions thereof.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged herein, the Company and the Employee agree as follows:

1.             Section 4.9 of the Agreement is hereby amended by deleting the section in its entirety and substituting the following in replacement thereof:

4.9                                 In the event of Employee’s termination of employment from the Company pursuant to Sections 4.5 or 4.6 hereof, or in the event that Employee’s employment with the Company, or successor entity, is terminated within twelve months following a Change in Control, except for Cause, the Company shall be obligated to pay the Employee severance compensation in the amount of Employee’s then current salary  (provided, however, that if Employee’s salary was reduced during the past year with his consent, the full unreduced salary shall be used) and bonus (in the event that such amount is not determinable under this Agreement, the last bonus amount paid to Employee under this Agreement for a twelve month period shall be used), payable in a lump sum on termination, plus continued benefits for the twelve month period following termination. In addition, in such instance, all outstanding options to purchase stock of the Company held by Employee and not previously vested (excluding any that have lapsed, terminated or expired) will vest automatically upon such termination, and Employee shall have a period of 90 days to exercise such options.

2.             This Amendment shall be governed by the laws of the State of Texas.

3.             Except as modified by this Amendment, all other terms of the Agreement shall continue in full force and effect without modification.

4.             This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement in duplicate originals, on this 22nd day of March, 2002, to be effective as provided above.

ENCHIRA BIOTECHNOLOGY CORPORATION

By:	/s/ William E. Nasser
William E. Nasser
Chairman of the Board

/s/ Peter P. Policastro, Ph.D.
Peter P. Policastro, Ph.D., President and Chief
Executive Officer